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                                                                       EXHIBIT 5


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POTAMIANOS TO REMAIN ON ROYAL OLYMPIC CRUISE LINES BOARD

PIRAEUS, GREECE, DECEMBER 30, 2003 - Following the resignation today of 3 Cypriot Directors of ROYAL OLYMPIC CRUISE LINES INC. (Nasdaq:ROCLF), A. Potamianos has recalled his decision to retire from the company's Board.

"We have a duty to the company, its creditors and its shareholders, especially during these critical moments," Mr. Potamianos said in making his decision.